Exhibit 99.1


         Wireless Frontier Internet Announces Closing of Equity Offering

FORT STOCKTON, Texas--(BUSINESS WIRE)--Sept. 17, 2004--Wireless Frontier Internet Inc. (Pink Sheets:WFRI - News), an industry-leading provider of wireless broadband internet access for rural-based home and business consumers, announced the final closing of a private placement offering of equity units. The total amount raised from this offering was $3,264,592 for the sale of 21,743,946 units. A unit consists of one share of the Company's common stock and a warrant to purchase 0.50 shares of the Company's common stock at $.15 per share. From these funds, $1,315,000 was used to repay debentures outstanding since March 2004.

Alex Gonzalez, Chairman and CEO, stated, "We are pleased with the confidence that investors have shown in this fund raise. We are also very appreciative to Casimir Capital, our Placement Agent, for the work they did in contacting investors and generally leading us through this process. There is a great need for our broadband services in Rural America, and the completion of this raise will allow us to continue to take our acquisition model to more small cities in Texas and surrounding states. We will also be able to advertise more aggressively in the areas where we have already established service, and begin to bring greater efficiencies to our existing network. We hope to make the specific plans for the Company more public within the next thirty days."

The Units have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

In connection with the private placement, the Company has agreed, subject to certain terms and conditions, to file a registration statement under the Securities Act to cover the resale of the shares underlying the Units.

Founded in 1998, Wireless Frontier Internet is a leader in wireless broadband deployment. The Company currently services over 130 cities in Texas and Kansas, and is expanding nationally in Rural America. Wireless Frontier can be contacted at 432-336-0336 or by visiting our Web site at www.wirelessfrontier.net.
                                               ------------------------

NOTES ABOUT FORWARD-LOOKING STATEMENTS

Statements contained in this release, which are not historical facts, may be considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment.

We caution the reader that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.